Exhibit 22.1


ELECTROMAGNETIC SCIENCES, INC.
AND SUBSIDIARIES


Subsidiaries of the Registrant



EMS Technologies, Inc.
660 Engineering Drive
P.O. Box 7700
Norcross, Georgia 30091-7700


LXE Inc.
303 Research Drive
P.O. Box 92600
Norcross, Georgia 30092-9600


CAL Corporation
1050 Morrison Drive
Ottawa, Ontario K2H 8K7
CANADA